EXHIBIT 11.1

                                   MAXIS, INC.

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)


                                                            Three Months Ended      Nine Months Ended
                                                                December 31,           December 31,
                                                           --------------------     -----------------
                                                               1996       1995       1996        1995

Net income (loss)                                          $  2,025   $  3,541   $ (1,887)   $  6,395
Computations of weighted average common and
common equivalent shares outstanding:
     Weighted average common shares outstanding              11,232     10,373     11,162       7,785
     Common equivalent shares from stock options issued
        during the twelve-month period prior to the Com-
        pany's initial public                                    --        993         --         993
Common equivalent shares attributable to:
     Redeemable preferred stock (if-converted method)            --         --         --       2,094
     Stock options (treasury stock method) 1                     --         89         --          46
                                                           --------   --------   --------    --------
Shares used in computing net income (loss) per share         11,232     11,455     11,162      10,918
                                                           ========   ========   ========    ========
Net income (loss) per share                                $    .18   $    .31   $   (.17)   $    .59
                                                           ========   ========   ========    ========


--------
      1 All stock options were antidilutive for the three and nine months ended December 31, 1996 and therefore not included in the computation of earnings per share.

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